Exhibit 99

NEWS
RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Clark Khayat
Mayfield Village, Ohio 44143	(440) 395-2291
http://www.progressive.com

THE PROGRESSIVE CORPORATION ANNOUNCES RESULTS OF CONSENT

SOLICITATION AND EARLY RESULTS FOR DEBT TENDER OFFER

MAYFIELD VILLAGE, OHIO – June 24, 2010 – The Progressive Corporation (“Progressive” or the “Company”) today announced the results of its solicitation of consents (the “Consent Solicitation”) from holders of its 6.25% Senior Notes due 2032 (the “Notes”) to terminate the Replacement Capital Covenant (the “RCC”) relating to the Notes, which was commenced on June 10, 2010. The termination of the RCC requires the consent of the holders of a majority in principal amount of the Notes and is a condition to the completion of the Tender Offer (as defined below).

The Consent Solicitation expired at 5:00 p.m., New York City time, on Wednesday, June 23, 2010 (the “Consent Expiration Time”). As of the Consent Expiration Time, Progressive had received the consent of holders of a majority of the outstanding aggregate principal amount of the Notes. Holders of the Notes who validly delivered and did not validly revoke their consents prior to the Consent Expiration Time will receive the Consent Fee specified in the Consent Solicitation Statement and Letter of Consent, which were distributed in connection with the Consent Solicitation. The Company has executed a termination of the RCC as described in the Consent Solicitation Statement and Letter of Consent, resulting in satisfaction of one of the conditions to the Tender Offer.

On June 10, 2010, Progressive also commenced an offer to purchase for cash (the “Tender Offer”) up to $350 million in aggregate principal amount of its 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Debentures”). The complete terms and conditions of the Tender Offer are set forth in the Company’s Offer to Purchase dated June 10, 2010 and the related Letter of Transmittal. Progressive today announced that, as of 5:00 p.m., New York City time, on Wednesday, June 23, 2010 (the “Early Tender Time”), the Company has received valid tenders from holders of the Debentures in the aggregate principal amount of $222,907,000. Holders of the Debentures that have been validly tendered and not validly withdrawn on or before the Early Tender Time and that are accepted for purchase will receive the Total Consideration specified in the Offer to Purchase. Holders of the Debentures that are validly tendered after the Early Tender Time but at or prior to the Tender Expiration Time (as defined below) and that are accepted for purchase will receive the Tender Offer Consideration specified in the Offer to Purchase.

As of 5:00 p.m., New York City time, on Wednesday, June 23, 2010, holders of Debentures are no longer entitled to withdraw any Debentures validly tendered, whether tendered prior to or after the Early Tender Time, except in limited circumstances described in the Offer to Purchase. The Tender Offer will expire at 11:59 p.m., New York City time, on Thursday, July 8, 2010, unless extended or earlier terminated by the Company (the “Tender Expiration Time”). Tenders of Debentures submitted after the Tender Expiration Time will be invalid and will not be accepted. The Company reserves the right to increase the maximum amount of Debentures that may be repurchased under the Tender Offer. If the amount of Debentures validly tendered and not validly withdrawn prior to the Tender Expiration Time exceeds $350 million (or an increased maximum amount selected by the Company), the Company will accept for payment Debentures up to the maximum amount on a pro rata basis from among the validly tendered Debentures.

The Tender Offer is conditioned on the satisfaction of certain conditions, in addition to termination of the RCC, which are set forth in the Offer to Purchase. Notwithstanding any other provision of the Tender Offer, Progressive will not be required to accept any Debentures for purchase, and may terminate, extend or amend the Tender Offer, and may postpone the acceptance of Debentures tendered pursuant to the Tender Offer, if any such conditions have not been satisfied or waived by Progressive. Holders of the Debentures are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before making any decision with respect to the offer.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION FOR ACCEPTANCE OF THE OFFER TO PURCHASE.

THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL THAT HAVE BEEN DISTRIBUTED TO DEBENTURE HOLDERS. THE HOLDERS OF THE DEBENTURES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.

About Progressive

The Progressive Group of Insurance Companies, in business since 1937, is one of the country’s largest auto insurance groups, the largest seller of motorcycle policies, and a market leader in commercial auto insurance based on premiums written.

Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive rates and innovative products and services that meet drivers’ needs throughout their lifetimes, including superior online and in-person customer service, and best-in-class, 24-hour claims service, such as its concierge level of claims service available at service centers located in major metropolitan areas throughout the United States.

Progressive companies offer consumers choices in how to shop for, buy, and manage their auto insurance policies. Progressive offers its products, including personal and commercial auto, motorcycle, boat, and recreational vehicle insurance, through more than 30,000 independent insurance agencies throughout the U.S. and online and by phone directly from the Company. Personal auto products and prices are different when purchased directly from Progressive or through independent agencies. To find an agent or to get a quote, go to http://www.progressive.com. Progressive also has a branch that sells car insurance policies online in Australia at http://www.progressivedirect.com.au.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the Consent Solicitation and Tender Offer. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and the value and market price of our securities, and could cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition, and the value and market price of our securities, are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our subsequent filings with the SEC made prior to or after the date hereof. Progressive undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this news release.